# AMENDMENT TO CUSTODY AGREEMENT

**THIS AMENDMENT** ("Amendment") dated this 24th day of February 2018, to the Custody Agreement, dated as of October 15, 2009 (the "Agreement"), is entered by and between **Frank Funds,** an Ohio business trust (the "Trust") and **Huntington National Bank,** a national banking association (the "Custodian").

## RECITALS

**WHEREAS,** the parties have entered into the Agreement; and

**WHEREAS,** the Trust intends to create additional series of the Trust; and

**WHEREAS,** the Trust and the Custodian desire to extend the Agreement to apply to the recently added series; and

**WHEREAS,** Section 11.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

**NOW, THEREFORE,** the parties agree as follows:

1. All references to "Fund" in the Agreement shall be read and understood to include and apply to each Fund as defined in that part of the Agreement titled "Definitions."

2. Appendix B to the Agreement is hereby superseded and replaced with Appendix B attached hereto.

3. Appendix E to the Agreement is hereby superseded and replaced with Appendix D attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

**IN WITNESS WHEREOF,** the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

| **FRANK FUNDS** | **Huntington National Bank** |
|---|---|
| By: [signature] | By: [signature] |
| Name: BRIAN FRANK | Name: Kevin Sport |
| Title: PRESIDENT | Title: Vice President |

**Appendix B**
**Series of the Trust**

Frank Value Fund

Leigh Baldwin Total Return Fund

Camelot Event Driven Fund

**Appendix D**
**Schedule of Compensation**

***Huntington National Bank***
***Custody Fee Schedules***
***for***
***Frank Value Fund***
***Leigh Baldwin Total Return Fund***
***and for***
***Camelot Event Driven Fund***
***are attached hereto.***